Exhibit 99.1

Contact:      Dan Cox or David Lam
                    Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $2.5 Million in Second Fiscal Quarter 2024

Vancouver, WA – October 26, 2023 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $2.5 million, or $0.12 per diluted share, in the second fiscal quarter ended September 30, 2023, compared to $2.8 million, or $0.13 per diluted share, in the first fiscal quarter ended June 30, 2023, and $5.2 million, or $0.24 per diluted share, in the second fiscal quarter a year ago.
In the first six months of fiscal 2024, net income was $5.3 million, or $0.25 per diluted share, compared to $9.8 million, or $0.45 per diluted share, in the first six months of fiscal 2023.
“Our operating results for the second fiscal quarter of 2024 remained sound, as we continue to be impacted by higher interest expense on deposits and borrowings,” stated Dan Cox, Chief Operating Officer, Acting President and Chief Executive Officer. “The persistently high interest rate environment continues to present challenges to bank profitability throughout the country, including our operations. Loan growth was modest at 1.1%, or 4.5% annualized, and deposit balances remained relatively flat compared to the prior quarter end, as deposit runoff seems to have slowed. As we look to the second half of fiscal 2024, our priorities remain focused on taking care of our clients, while at the same time protecting our liquidity and capital position in this uncertain economic environment.”
Second Quarter Highlights (at or for the period ended September 30, 2023)

•	Net income was $2.5 million, or $0.12 per diluted share.
•	Net interest income was $9.9 million for the quarter, compared to $10.4 million in the preceding quarter and $13.4 million in the second fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.63% for the quarter, compared to 2.79% in the preceding quarter and 3.30% for the year ago quarter.
•	Return on average assets was 0.62% and return on average equity was 6.33%.
•	Asset quality remained strong, with non-performing assets excluding government guaranteed loans (non-GAAP) at $198,000, or 0.01% of total assets at September 30, 2023.
•	Riverview recorded no provision for credit losses during the current quarter, the preceding quarter, or during the year ago quarter.
•	The allowance for credit losses was $15.3 million, or 1.51% of total loans.
•	Total loans were $1.02 billion at September 30, 2023, compared to $1.00 billion three months earlier and $1.01 billion one year earlier.
•	Total deposits were $1.24 billion, which was unchanged compared to three months earlier.
•
Riverview has approximately $206.5 million in available liquidity at September 30, 2023, including $152.1 million of borrowing capacity from Federal Home Loan Bank of Des Moines (“FHLB”) and $54.4 million from the Federal Reserve Bank of San Francisco (“FRB”). Riverview has access to but has yet to utilize the Federal Reserve Bank’s Bank Term Funding Program ("BTFP"). At September 30, 2023, the Bank had $143.2 million in outstanding FHLB borrowings.

•	The uninsured deposit ratio was 27.2% at September 30, 2023.

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

•	Total risk-based capital ratio was 16.91% and Tier 1 leverage ratio was 10.74%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.
Income Statement Review
Riverview’s net interest income was $9.9 million in the current quarter, compared to $10.4 million in the preceding quarter, and $13.4 million in the second fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was driven primarily by an increase in interest expense on deposits and borrowings due to rising interest rates. In the first six months of fiscal 2024, net interest income was $20.2 million, compared to $26.1 million in the first six months of fiscal 2023.
Riverview’s NIM was 2.63% for the second quarter of fiscal 2024, a 16 basis-point decrease compared to 2.79% in the preceding quarter and a 67 basis-point decrease compared to 3.30% in the second quarter of fiscal 2023. “The NIM contraction during the current quarter, compared to the prior quarter, was a result of higher interest expense due to increased rates on our deposit products and the interest expense related to our borrowings,” said David Lam, EVP and Chief Financial Officer. In the first six months of fiscal 2024, the net interest margin was 2.71% compared to 3.21% in the same period a year earlier.
Investment securities totaled $430.0 million at September 30, 2023, compared to $444.2 million at June 30, 2023, and $464.7 million at September 30, 2022. The average securities balances for the quarters ended September 30, 2023, June 30, 2023, and September 30, 2022, were $466.0 million, $476.1 million, and $473.4 million, respectively. The weighted average yields on securities balances for those same periods were 2.00%, 2.05%, and 1.89%, respectively. The duration of the investment portfolio at September 30, 2023 was approximately 4.9 years. The anticipated investment cashflows over the next twelve months is approximately $42.4 million.
Riverview’s yield on loans was stable at 4.51% during the second fiscal quarter, compared to 4.50% in the preceding quarter, and improved from 4.38% in the second fiscal quarter a year ago. Loan yields remain under pressure due to the concentration of fixed-rate loans in the Company’s portfolio. Deposit costs increased to 0.59% during the second fiscal quarter compared to 0.44% in the preceding quarter, and 0.09% in the second fiscal quarter a year ago.
Non-interest income increased to $3.4 million during the second fiscal quarter compared to $3.3 million in the preceding quarter and $3.1 million in the second fiscal quarter of 2023. Fees and service charges increased as a result of income from a fintech referral partnership. In the first six months of fiscal 2024, non-interest income was $6.7 million compared to $6.3 million in the same period a year ago.
Asset management fees were $1.3 million during the second fiscal quarter compared to $1.4 million in the preceding quarter, and $1.2 million in the second fiscal quarter a year ago. Riverview Trust Company’s assets under management were $875.7 million at September 30, 2023, compared to $901.6 million at June 30, 2023 and $752.4 million at September 30, 2022.
Non-interest expense was $10.1 million during the second quarter, compared to $10.0 million in the preceding quarter and $9.8 million in the second fiscal quarter a year ago. Salary and employee benefits were lower during the current quarter as a result of the reversal of certain equity incentives. Occupancy and depreciation costs increased during the quarter due to updates and modernization of Riverview’s facilities. Advertising costs were also higher as Riverview continues to promote brand recognition to attract new customers. The efficiency ratio was 76.1% for the second fiscal quarter compared to 73.1% in the preceding quarter and 59.2% in the second fiscal quarter a year ago. Year-to-date, non-interest expense was $20.1 million compared to $19.6 million in the first six months of fiscal 2023.
Return on average assets was 0.62% in the second quarter of fiscal 2024 compared to 0.72% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) were 6.33% and 7.68%, respectively, compared to 7.31% and 8.86%, respectively, for the prior quarter.

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

Riverview’s effective tax rate for the second quarter of fiscal 2024 was 22.0%, compared to 22.4% for the preceding quarter and 23.2% for the year ago quarter.
Balance Sheet Review
Total loans increased to $1.02 billion at September 30, 2023, compared to $1.00 billion three months earlier and $1.01 billion a year earlier. Riverview’s loan pipeline was $62.7 million at September 30, 2023, compared to $75.8 million at the end of the prior quarter. New loan originations during the quarter totaled $39.5 million, compared to $20.3 million in the preceding quarter and $62.1 million in the second quarter a year ago.
Undisbursed construction loans totaled $49.9 million at September 30, 2023, compared to $45.3 million at June 30, 2023, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $16.9 million at September 30, 2023, compared to $21.7 million at June 30, 2023. Revolving commercial business loan commitments totaled $62.2 million at September 30, 2023, compared to $62.5 million three months earlier. Utilization on these loans totaled 23.4% at September 30, 2023, compared to 27.0% at June 30, 2023. The weighted average rate on loan originations during the quarter was 7.06% compared to 6.53% in the preceding quarter.
The office building loan portfolio totaled $117.0 million at September 30, 2023 compared to $118.7 million a year ago. The average loan balance of this loan portfolio was $1.5 million and had an average loan-to-value ratio of 55.8% and an average debt service coverage ratio of 2.0.
Total deposits were $1.24 billion at September 30, 2023, which was nearly unchanged compared to June 30, 2023, and decreased compared to $1.49 billion a year ago. The decrease was attributed to deposit pricing pressures and customers seeking out higher yielding investment alternatives, including Riverview Trust Company’s money market accounts. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 49.5% at September 30, 2023, compared to 50.1% at June 30, 2023 and 53.3% at September 30, 2022.
FHLB advances were $143.2 million at September 30, 2023 and were comprised of overnight advances and a short-term borrowing. This compared to $136.1 million at June 30, 2023 and no outstanding FHLB advances a year earlier. These FHLB advances were utilized to partially offset the decrease in deposit balances and to fund the increase in loans receivable. The BTFP was created by the Federal Reserve to support and make additional funding available to eligible depository institutions to help banks meet the needs of their depositors. Riverview has registered and is eligible to utilize the BTFP. Riverview does not intend to utilize the BTFP, but could do so should the need arise.
Shareholders’ equity was $152.0 million at September 30, 2023, compared to $154.1 million three months earlier and $147.2 million a year earlier. The decrease in shareholders’ equity at September 30, 2023, compared to the prior quarter was primarily due to a $3.2 million increase in accumulated other comprehensive loss related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates during the current quarter. Tangible book value per share (non-GAAP) was $5.90 at September 30, 2023, compared to $6.00 at June 30, 2023, and $5.56 at September 30, 2022. Riverview paid a quarterly cash dividend of $0.06 per share on October 23, 2023, to shareholders of record on October 12, 2023.
Credit Quality
In accordance with changes in generally accepted accounting principles, Riverview adopted the new credit loss accounting standard known as Current Expected Credit Loss (“CECL”) on April 1, 2023. Under CECL, the ACL is based on expected credit losses rather than on incurred losses. Adoption of CECL, which includes the ACL and allowance for unfunded loan commitments, resulted in a cumulative effect after-tax adjustment to stockholders’ equity as of April 1, 2023, of $53,000, which had no impact on earnings.
Asset quality remained stable, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $198,000 or 0.02% of total loans as of September 30, 2023, compared

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

to $210,000, or 0.02% of total loans at June 30, 2023, and $248,000, or 0.02% of total loans at September 30, 2022. At September 30, 2023, there were no non-performing government guaranteed loans. At June 30, 2023, including government guaranteed loans, non-performing assets were $1.0 million, or 0.06% of total assets and $21.0 million, or 1.25% of total assets, at September 30, 2022. Previously, there were non-performing government guaranteed loans where payments had been delayed due to the servicing transfer of these loans between two third-party servicers. The service transfer has been completed as of September 30, 2023.
Riverview recorded net loan recoveries of $3,000 during the second fiscal quarter. This compared to net loan charge-offs of $8,000 for the preceding quarter. Riverview recorded no provision for credit losses for the second fiscal quarter, or for the preceding quarter.
Classified assets were $1.1 million at September 30, 2023 and June 30, 2023, compared to $6.6 million at September 30, 2022. The classified asset to total capital ratio was 0.6% at September 30, 2023 and June 30, 2023, and 3.8% a year earlier. Criticized assets increased to $35.1 million at September 30, 2023, compared to $24.5 million at June 30, 2023 and $980,000 at September 30, 2022. The increase in criticized assets during the current quarter was mainly due to two relationship downgrades that have plans in place to payoff outstanding loans or meet certain loan covenants. The Company does not believe this is a systemic credit issue.
The allowance for credit losses was $15.3 million at September 30, 2023 and June 30, 2023, and $14.6 million one year earlier. The allowance for credit losses represented 1.51% of total loans at September 30, 2023, compared to 1.53% at June 30, 2023, and 1.44% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans  (non-GAAP), was 1.60% at September 30, 2023, compared to 1.62% at June 30, 2023, and 1.53% a year earlier.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.91% and a Tier 1 leverage ratio of 10.74% at September 30, 2023. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.01% at September 30, 2023.

Stock Repurchase Program
In November 2022, Riverview announced that its Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on November 28, 2022, and continuing until the earlier of the completion of the repurchase or May 28, 2023, depending upon market conditions. During the first fiscal quarter of fiscal year 2024, the Company repurchased 109,162 shares at an average price of $5.29 per share. As of May 5, 2023, Riverview had completed the full $2.5 million authorized, repurchasing 394,334 shares at an average price of $6.34 per share.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	March 31, 2023

Shareholders' equity (GAAP)	$152,039	$154,066	$147,162	$155,239
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(325)	(352)	(437)	(379)
Tangible shareholders' equity (non-GAAP)	$124,638	$126,638	$119,649	$127,784

Total assets (GAAP)	$1,583,733	$1,582,817	$1,684,898	$1,589,712
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(325)	(352)	(437)	(379)
Tangible assets (non-GAAP)	$1,556,332	$1,555,389	$1,657,385	$1,562,257

Shareholders' equity to total assets (GAAP)	9.60%	9.73%	8.73%	9.77%

Tangible common equity to tangible assets (non-GAAP)	8.01%	8.14%	7.22%	8.18%

Shares outstanding	21,125,889	21,115,919	21,507,132	22,221,960

Book value per share (GAAP)	$7.20	$7.30	$6.84	$7.32

Tangible book value per share (non-GAAP)	$5.90	$6.00	$5.56	$6.02

Pre-tax, pre-provision income
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net income (GAAP)	$2,472	$2,843	$5,194	$5,315	$9,846
Include: Provision for income taxes	697	823	1,567	1,520	2,933
Include: Provision for credit losses	-	-	-	-	-
Pre-tax, pre-provision income (non-GAAP)	$3,169	$3,666	$6,761	$6,835	$12,779

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	March 31, 2023

Allowance for credit losses	$15,346	$15,343	$14,552	$15,309

Loans receivable (GAAP)	$1,015,625	$1,004,407	$1,011,008	$1,008,856
Exclude: Government Guaranteed loans	(53,572)	(54,963)	(59,009)	(55,488)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$962,053	$949,444	$951,999	$953,368

Allowance for credit losses to loans receivable (GAAP)	1.51%	1.53%	1.44%	1.52%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.60%	1.62%	1.53%	1.61%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022

Non-performing loans (GAAP)	$198	$1,025	$20,979
Less: Non-performing Government Guaranteed loans	-	(815)	(20,731)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$198	$210	$248

Non-performing loans to total loans (GAAP)	0.02%	0.10%	2.08%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.02%	0.02%

Non-performing loans to total assets (GAAP)	0.01%	0.06%	1.25%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.01%

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.58 billion at September 30, 2023, it is the parent company of the 100-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	March 31, 2023
ASSETS

Cash (including interest-earning accounts of $18,147, $15,771,	$30,853	$29,947	$114,183	$22,044
$89,957 and $10,397)
Certificate of deposits held for investment	-	-	249	249
Investment securities:
Available for sale, at estimated fair value	193,984	204,319	213,708	211,499
Held to maturity, at amortized cost	236,018	239,853	251,016	243,843
Loans receivable (net of allowance for credit losses of $15,346,
$15,343, $14,552, and $15,309)	1,000,279	989,064	996,456	993,547
Prepaid expenses and other assets	14,481	14,147	12,892	15,950
Accrued interest receivable	4,882	4,765	5,207	4,790
Federal Home Loan Bank stock, at cost	7,643	7,360	2,019	6,867
Premises and equipment, net	22,707	21,692	17,494	20,119
Financing lease right-of-use assets	1,240	1,259	1,317	1,278
Deferred income taxes, net	12,002	10,998	11,448	10,286
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	325	352	437	379
Bank owned life insurance	32,243	31,985	31,396	31,785

TOTAL ASSETS	$1,583,733	$1,582,817	$1,684,898	$1,589,712

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,239,766	$1,243,322	$1,489,352	$1,265,217
Accrued expenses and other liabilities	18,735	19,631	18,327	15,730
Advance payments by borrowers for taxes and insurance	878	574	925	625
Junior subordinated debentures	26,961	26,940	26,875	26,918
Federal Home Loan Bank advances	143,154	136,069	-	123,754
Finance lease liability	2,200	2,215	2,257	2,229
Total liabilities	1,431,694	1,428,751	1,537,736	1,434,473

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2023 – 21,125,889 issued and outstanding;
June 30, 2023 – 21,115,919 issued and outstanding;	211	211	214	212
September 30, 2022 – 21,507,132 issued and outstanding;
March 31, 2023 – 21,221,960 issued and outstanding;
Additional paid-in capital	54,963	55,016	57,233	55,511
Retained earnings	120,556	119,351	112,167	117,826
Accumulated other comprehensive loss	(23,691)	(20,512)	(22,452)	(18,310)
Total shareholders’ equity	152,039	154,066	147,162	155,239

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,583,733	$1,582,817	$1,684,898	$1,589,712

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022	Sept. 30, 2023	Sept. 30, 2022
INTEREST INCOME:
Interest and fees on loans receivable	$11,433	$11,210	$11,068	$22,643	$21,965
Interest on investment securities - taxable	2,261	2,334	2,172	4,595	4,006
Interest on investment securities - nontaxable	65	66	65	131	131
Other interest and dividends	276	347	783	623	1,180
Total interest and dividend income	14,035	13,957	14,088	27,992	27,282

INTEREST EXPENSE:
Interest on deposits	1,832	1,373	327	3,205	608
Interest on borrowings	2,352	2,225	330	4,577	582
Total interest expense	4,184	3,598	657	7,782	1,190
Net interest income	9,851	10,359	13,431	20,210	26,092
Provision for credit losses	-	-	-	-	-

Net interest income after provision for credit losses	9,851	10,359	13,431	20,210	26,092

NON-INTEREST INCOME:
Fees and service charges	1,738	1,600	1,680	3,338	3,401
Asset management fees	1,273	1,381	1,162	2,654	2,322
Bank owned life insurance ("BOLI")	258	200	242	458	432
Other, net	138	104	50	242	105
Total non-interest income, net	3,407	3,285	3,134	6,692	6,260

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,845	6,043	5,885	11,888	11,837
Occupancy and depreciation	1,649	1,583	1,550	3,232	3,064
Data processing	710	674	701	1,384	1,479
Amortization of core deposit intangible	27	27	29	54	58
Advertising and marketing	355	313	295	668	492
FDIC insurance premium	175	177	119	352	235
State and local taxes	233	226	218	459	409
Telecommunications	52	53	55	105	105
Professional fees	265	343	280	608	581
Other	778	539	672	1,317	1,313
Total non-interest expense	10,089	9,978	9,804	20,067	19,573

INCOME BEFORE INCOME TAXES	3,169	3,666	6,761	6,835	12,779
PROVISION FOR INCOME TAXES	697	823	1,567	1,520	2,933
NET INCOME	$2,472	$2,843	$5,194	$5,315	$9,846

Earnings per common share:
Basic	$0.12	$0.13	$0.24	$0.25	$0.45
Diluted	$0.12	$0.13	$0.24	$0.25	$0.45
Weighted average number of common shares outstanding:
Basic	21,190,987	21,136,097	21,624,469	21,163,692	21,825,070
Diluted	21,191,309	21,141,184	21,633,886	21,166,383	21,834,501

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022	Sept. 30, 2023	Sept. 30, 2022
AVERAGE BALANCES
Average interest–earning assets	$1,492,805	$1,496,201	$1,616,711	$1,494,494	$1,625,791
Average interest-bearing liabilities	1,022,044	1,013,649	1,029,183	1,017,870	1,042,919
Net average earning assets	470,761	482,552	587,528	476,624	582,872
Average loans	1,008,363	1,001,103	1,002,925	1,004,753	999,017
Average deposits	1,245,382	1,250,358	1,501,534	1,247,855	1,510,199
Average equity	155,443	156,460	155,123	155,949	155,876
Average tangible equity (non-GAAP)	128,026	129,015	127,597	128,518	128,335

ASSET QUALITY	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022

Non-performing loans	$198	$1,025	$20,979
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	198	210	248
Non-performing loans to total loans	0.02%	0.10%	2.08%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.02%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$198	$1,025	$20,979
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	198	210	248
Non-performing assets to total assets	0.01%	0.06%	1.25%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(3)	$8	$7
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	0.00%	0.00%

Allowance for credit losses	$15,346	$15,343	$14,552
Average interest-earning assets to average
interest-bearing liabilities	146.06%	147.61%	157.09%
Allowance for credit losses to
non-performing loans	7750.51%	1496.88%	69.36%
Allowance for credit losses to total loans	1.51%	1.53%	1.44%
Shareholders’ equity to assets	9.60%	9.73%	8.73%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.91%	16.82%	16.48%
Tier 1 capital (to risk weighted assets)	15.66%	15.56%	15.23%
Common equity tier 1 (to risk weighted assets)	15.66%	15.56%	15.23%
Tier 1 capital (to average tangible assets)	10.74%	10.54%	9.57%
Tangible common equity (to average tangible assets) (non-GAAP)	8.01%	8.14%	7.22%

DEPOSIT MIX	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022	March 31, 2023

Interest checking	$237,789	$240,942	$291,758	$254,522
Regular savings	222,578	231,838	318,573	255,147
Money market deposit accounts	249,580	242,558	279,403	221,778
Non-interest checking	375,780	381,834	502,767	404,937
Certificates of deposit	154,039	146,150	96,851	128,833
Total deposits	$1,239,766	$1,243,322	$1,489,352	$1,265,217

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2023	(Dollars in thousands)
Commercial business	$242,041	$-	$-	$242,041
Commercial construction	-	-	37,692	37,692
Office buildings	-	116,664	-	116,664
Warehouse/industrial	-	108,066	-	108,066
Retail/shopping centers/strip malls	-	81,866	-	81,866
Assisted living facilities	-	387	-	387
Single purpose facilities	-	254,394	-	254,394
Land	-	6,558	-	6,558
Multi-family	-	56,671	-	56,671
One-to-four family construction	-	-	13,093	13,093
Total	$242,041	$624,606	$50,785	$917,432

March 31, 2023
Commercial business	$232,868	$-	$-	$232,868
Commercial construction	-	-	29,565	29,565
Office buildings	-	117,045	-	117,045
Warehouse/industrial	-	106,693	-	106,693
Retail/shopping centers/strip malls	-	82,700	-	82,700
Assisted living facilities	-	396	-	396
Single purpose facilities	-	257,662	-	257,662
Land	-	6,437	-	6,437
Multi-family	-	55,836	-	55,836
One-to-four family construction	-	-	18,197	18,197
Total	$232,868	$626,769	$47,762	$907,399

LOAN MIX	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022	March 31, 2023
Commercial and construction	(Dollars in thousands)
Commercial business	$242,041	$244,725	$236,317	$232,868
Other real estate mortgage	624,606	617,346	631,156	626,769
Real estate construction	50,785	43,940	37,758	47,762
Total commercial and construction	917,432	906,011	905,231	907,399
Consumer
Real estate one-to-four family	96,351	96,607	104,163	99,673
Other installment	1,842	1,789	1,614	1,784
Total consumer	98,193	98,396	105,777	101,457

Total loans	1,015,625	1,004,407	1,011,008	1,008,856

Less:
Allowance for credit losses	15,346	15,343	14,552	15,309
Loans receivable, net	$1,000,279	$989,064	$996,456	$993,547

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Total
September 30, 2023	(Dollars in thousands)
Commercial business	$69	$69
Commercial real estate	90	90
Consumer	39	39
Total non-performing assets	$198	$198

RVSB Second Quarter Fiscal 2024 Results
October 26, 2023

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022	Sept. 30, 2023	Sept. 30, 2022

Efficiency ratio (4)	76.10%	73.13%	59.19%	74.59%	60.50%
Coverage ratio (6)	97.64%	103.82%	137.00%	100.71%	133.31%
Return on average assets (1)	0.62%	0.72%	1.21%	0.67%	1.15%
Return on average equity (1)	6.33%	7.31%	13.28%	6.82%	12.60%
Return on average tangible equity (1) (non-GAAP)	7.68%	8.86%	16.15%	8.27%	15.30%

NET INTEREST SPREAD
Yield on loans	4.51%	4.50%	4.38%	4.51%	4.39%
Yield on investment securities	2.00%	2.05%	1.89%	2.02%	1.82%
Total yield on interest-earning assets	3.75%	3.76%	3.46%	3.75%	3.35%

Cost of interest-bearing deposits	0.85%	0.65%	0.13%	0.75%	0.12%
Cost of FHLB advances and other borrowings	5.84%	5.61%	4.49%	5.73%	3.99%
Total cost of interest-bearing liabilities	1.63%	1.43%	0.25%	1.53%	0.23%

Spread (7)	2.12%	2.33%	3.21%	2.22%	3.12%
Net interest margin	2.63%	2.79%	3.30%	2.71%	3.21%

PER SHARE DATA
Basic earnings per share (2)	$0.12	$0.13	$0.24	$0.25	$0.45
Diluted earnings per share (3)	0.12	0.13	0.24	0.25	0.45
Book value per share (5)	7.20	7.30	6.84	7.20	6.84
Tangible book value per share (5) (non-GAAP)	5.90	6.00	5.56	5.90	5.56
Market price per share:
High for the period	$5.97	$5.55	$7.67	$5.97	$7.67
Low for the period	5.04	4.17	6.18	4.17	6.09
Close for period end	5.56	5.04	6.35	5.56	6.35
Cash dividends declared per share	0.0600	0.0600	0.0600	0.1200	0.1200

Average number of shares outstanding:
Basic (2)	21,190,987	21,136,097	21,624,469	21,163,692	21,825,070
Diluted (3)	21,191,309	21,141,184	21,633,886	21,166,383	21,834,501

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.